UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Theragenics Corporation ®

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THERAGENICS CORPORATION®
5203 BRISTOL INDUSTRIAL WAY
BUFORD, GEORGIA 30518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation® (the “Company”) to be held at 9:00 A.M., Eastern Time, on Tuesday, May 10, 2005, at The Ritz-Carlton New York, Battery Park, Two West Street and Battery Place, New York, New York, 10004, for the purpose of electing three directors and to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current year.
      The Board of Directors has fixed the close of business on March 11, 2005, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Sincerely,

Tracy C. Caswell,
Secretary
Buford, Georgia
March 31, 2005
YOUR VOTE IS IMPORTANT
      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.
      A TICKET MUST BE PRESENTED IN ORDER TO GAIN ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS. IF YOU ARE PLANNING ON ATTENDING THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED ADMISSION TICKET REQUEST FORM IN ORDER TO RECEIVE YOUR ADMISSION TICKET. YOU WILL NOT BE MAILED AN ADMISSION TICKET. YOUR TICKET WILL BE AVAILABLE AT THE REGISTRATION TABLE ON MAY 10, 2005.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND RELATED MATTERS
PROPOSAL NUMBER TWO RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
MISCELLANEOUS
OTHER MATTERS

THERAGENICS CORPORATION®
5203 Bristol Industrial Way
Buford, Georgia 30518

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation® (the “Company”) to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 10, 2005, at The Ritz-Carlton New York, Battery Park, Two West Street and Battery Place, New York, New York, 10004, at 9:00 A.M., Eastern Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
      The Board of Directors has fixed the close of business on March 11, 2005, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at the Company’s offices at 5203 Bristol Industrial Way, Buford, Georgia, 30518, prior to the date of the Annual Meeting.
      When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the proxy is signed and returned but no direction is specified therein, it will be voted FOR the election of the nominees named therein and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.
      You will need a ticket to attend the Annual Meeting of Stockholders. If your shares are registered in your name and not in the name of a bank, broker or other third party, you may request an admission ticket by completing and returning the enclosed Admission Ticket Request Form. You will not be mailed an admission ticket. Your ticket will be available at the registration table on May 10, 2005.
      If you plan to attend the Annual Meeting of Stockholders in person and your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the Annual Meeting. That firm must provide you with documentation showing that you owned your shares of the Company as of the record date, March 11, 2005. This documentation may be either a copy of an account statement that shows you owned the shares on the record date or a letter from the firm that confirms you owned the shares on that date. Please include that documentation when you return the enclosed Admission Ticket Request Form to the Company in order to receive an admission ticket.
      The expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders are to be paid by the Company. Directors, officers and employees of the Company, who will not be specially compensated for such services, may make solicitation of proxies by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives. The Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about March 31, 2005.
VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS
      As of March 11, 2005, there were 30,023,202 shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.
      The holders of Common Stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. Holders of Common Stock do not have cumulative voting rights. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business but are not counted in determining the numbers of shares voted for or against any nominee for director or any other proposal at the Annual Meeting.
      The following table sets forth the ownership of the Company’s Common Stock as of March 11, 2005, by:

•	each of the Company’s directors and the named executive officers appearing in the Summary Compensation Table under “Executive Compensation and Related Matters;” and

•	all persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.
      Unless otherwise indicated, the address for each person listed is c/o Theragenics Corporation®, 5203 Bristol Industrial Way, Buford, Georgia 30518.

	Amount and
	Nature of		Percentage of
Name of	Beneficial		Common Stock
Beneficial Owner	Ownership(1)		Outstanding(2)

FMR Corp.
Fidelity Management &
Research Company(3)	2,966,000	(4)	9.9%
Dimensional Fund Advisors Inc.(5)	2,295,567	(6)	7.6%
Conus Partners, Inc.(7)	1,886,700	(8)	6.3%
Lord, Abbett & Co. LLC(9)	1,648,900	(10)	5.5%
Otis W. Brawley, M.D.	142,395	(11)	*
Orwin L. Carter, Ph.D.	147,400	(12)	*
Tracy C. Caswell	10,975	(13)	*
Earnest W. Deavenport, Jr.	65,000	(14)	*
Patrick L. Flinn	108,333	(15)	*
John V. Herndon	138,816	(16)	*
Philip A. Incarnati	50,000	(17)	*
M. Christine Jacobs	805,739	(18)	2.6%
James A. MacLennan	96,892	(19)	*
R. Michael O’Bannon, Ph.D.	42,473	(20)	*
Peter A.A. Saunders	179,000	(21)	*
Bruce W. Smith	319,572	(22)	1.1%
All Directors and Officers as a Group (twelve persons)	2,106,595	(23)	6.7%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)	The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Amount based solely on schedule 13G/A filed February 17, 2004 by FMR Corp., the parent of Fidelity Management & Research Company. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 2,966,000 shares as a result of acting as investment adviser to various registered investment companies (the “Funds”), including the Fidelity Low Priced Stock Fund. Edward C. Johnson 3d (FMR’s Chairman), through control of Fidelity, as well as the Funds, each respectively, has sole power to dispose of the 2,966,000 shares owned by the Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d, Chairman of FMR, owns 12.0% and Abigail P. Johnson, a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(5)	1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)	Beneficial ownership as of December 31, 2004 as reported on a Schedule 13G/ A filed with the Commission on February 9, 2005. Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities of the Company are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7)	One Rockefeller Plaza, 19th Floor, New York, New York 10020.

(8)	Beneficial ownership as of December 31, 2004 as reported on a Schedule 13G/ A filed with the Commission on February 11, 2005. All shares beneficially owned with voting and investment power.

(9)	90 Hudson Street, Jersey City, New Jersey 07302.

(10)	Beneficial ownership as of December 31, 2004 as reported on a Schedule 13G filed with the Commission on February 14, 2005. All shares beneficially owned with voting and investment power.

(11)	Includes 117,000 shares purchasable by Dr. Brawley within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(12)	Includes 128,000 shares purchasable by Dr. Carter within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(13)	Includes 9,000 shares purchasable by Ms. Caswell within 60 days upon exercise of options.

(14)	Includes 53,000 shares purchasable by Mr. Deavenport within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(15)	Includes 105,333 shares purchasable by Mr. Flinn within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(16)	Includes 127,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(17)	Includes 48,000 shares purchasable by Mr. Incarnati within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(18)	Includes 600,000 shares purchasable by Ms. Jacobs within 60 days upon exercise of options.

(19)	Includes 60,000 shares purchasable by Mr. MacLennan within 60 days upon exercise of options.

(20)	Includes 33,000 shares purchasable by Dr. O’Bannon within 60 days upon exercise of options.

(21)	Includes 160,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options and 1,000 restricted stock shares subject to forfeiture before November 10, 2005.

(22)	Includes 174,000 shares purchasable by Mr. Smith within 60 days upon exercise of options.

(23)	Includes 1,614,333 shares purchasable by all Executive Officers and Directors as a group within 60 days upon exercise of options and 7,000 restricted stock shares subject to forfeiture before November 10, 2005.
PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
      The Board of Directors of the Company is divided into three classes (Class  I, Class II and Class III) with three Directors in Class I, two Directors in Class II and three Directors in Class III. One class of Directors is elected each year for a three-year term. Three Directors, representing the Class I Directors, are to be elected at the Annual Meeting. These Class I Directors will serve until the Annual Meeting of Stockholders in 2008 or until their successors shall have been elected and qualified. The Corporate Governance Committee has selected, and the Board of Directors will cause to be nominated at the meeting, Patrick L. Flinn, John V. Herndon and Peter A.A. Saunders, who upon election will comprise the Class I Directors of the Board of Directors.
      Provided that a quorum of stockholders is present at the meeting in person or by proxy, Directors will be elected by a plurality of the votes cast at the meeting. Abstentions and “broker non-votes” will have no effect on the election of the Directors. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominees unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders any nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. Management does not believe that a substitute nominee will be required.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.
      The Directors and Director nominees have supplied the Company with the following information concerning their age, principal employment, other directorships and positions with the Company:

Director/Nominee	Principal Occupation and Other Information

Class I Director Nominees for election at the Annual Meeting
Patrick L. Flinn Director since 1998 Age: 63	Since 1996, Mr. Flinn has been a private investor and consultant to various businesses and non-profit organizations. From July 1991 to January 1996, Mr. Flinn was Chairman, President and Chief Executive Officer of Bank South Corporation. Mr. Flinn is a director of Equity One, Inc., a NYSE company (ticker symbol, EQY), a real estate investment trust that is an owner, operator and redeveloper of neighborhood and community shopping centers.

John V. Herndon Director since 1987 Age: 64	Mr. Herndon joined the Company in April 1987, as Executive Vice President and in July 1989, was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In August 1993, Mr. Herndon relinquished his role as Chief Executive Officer while retaining his position as Chairman of the Board of Directors of the Company. Mr. Herndon stepped down as Chairman of the Board in December 1994, and currently serves as a Director and Advisor-to-the-President.

Director/Nominee	Principal Occupation and Other Information

Peter A.A. Saunders, F.R.S.A. (Fellow of Royal Society of Arts) Director since 1989 Age: 63	Prior to his retirement in 1999, Mr. Saunders was Owner/Chairman of PASS Consultants from 1988 to 1997, a marketing and business consultancy company based in the United Kingdom. From 1992 to 1994 he served as managing director of United Artists Communications (London-U.K.) Ltd. and from 1975 to 1988 Mr. Saunders held various senior executive and managing directorship positions with Allders Department Stores in the U.K. From 1993 to 1998 Mr. Saunders was a non-executive director of Mayday University Hospital, a 700-bed hospital in London.
Class II Directors (term expires 2006)
Otis W. Brawley, M.D. Director since 1995 Age 45	Dr. Brawley is a board certified Medical Oncologist. He is a Professor of Medicine and Oncology at the Emory University School of Medicine and Professor of Epidemiology at the Emory University Rollins School of Public Health. He is also Associate Director for Cancer Control at the Winship Cancer Institute of Emory University. Dr. Brawley was previously a Senior Investigator and Assistant Director of the National Cancer Institute. He currently serves on several governmental scientific advisory boards and has designed a number of clinical trials. He is especially interested in cancer prevention and cancer epidemiology. He has authored more than one hundred peer-reviewed publications and serves as associate editor and reviewer for several prestigious scientific publications. In August 2001, Governor Roy Barnes named Dr. Brawley a Georgia Cancer Coalition Eminent Scholar.

Earnest W. Deavenport, Jr. Director since 2000 Age: 67	Before his retirement, Mr. Deavenport was the Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a global chemical company with a broad portfolio of chemical, plastic, and fiber products. He joined Eastman in 1960, and was named President in 1989. He also served as Group Vice President of Eastman Kodak Company from 1989 through 1993. Mr. Deavenport is a member of the boards of directors of AmSouth Bancorporation, Milliken & Company, King Pharmaceuticals and Acuity Brands, Inc. He has served as a Chairman of the American Plastics Council, the National Association of Manufacturers and The American Chemistry Council, on the Board of Trustees of the Malcolm Baldridge National Quality Award Foundation and on the policy committee of the Business Roundtable.
Class III Directors (term expires 2007)
Orwin L. Carter, Ph.D. Director since 1991 Age: 62	Dr. Carter previously served as Vice President of Finance and Administration for Hamline University. Dr. Carter was employed by Hamline from 1996 to 1999. From March 1995 to August 1997, Dr. Carter served as a consultant with INCSTAR Corporation, a manufacturer of in vitro diagnostic test kits and an affiliate of Sorin Biomedica. From 1989 to September 1994, Dr. Carter served INCSTAR in various capacities including Chairman, Chief Executive Officer and President. Dr. Carter also currently serves on the Board of Directors of Lifecore Biomedical, Inc., a manufacturer and marketer of medical and surgical devices.

Director/Nominee	Principal Occupation and Other Information

M. Christine Jacobs Director since 1992 Age: 54	Since 1992, Ms. Jacobs has been President and Chief Operating Officer of the Company, and in August 1993, Ms. Jacobs was promoted to the position of Chief Executive Officer while retaining the position of President. In 1997 Ms. Jacobs was elected Co-Chairman and in 1998 she was elected Chairman. Ms. Jacobs is also a member of the Board of Directors of McKesson Corporation, a NYSE company (ticker symbol, MCK) and serves on its Compensation and Governance Committees. Ms. Jacobs also sits on the Boards of The Georgia State University Foundation, the Georgia Aquarium, the Board of Councilors of the Carter Center in Atlanta, the American Council for Capital Formation, Friends of Centers for Disease Control and Prevention, and the Editorial Advisory Board for Business To Business magazine.

Philip A. Incarnati Director since 2001 Age: 51	Mr. Incarnati has served as President and Chief Executive Officer of McLaren Health Care Corporation since 1989. Mr. Incarnati began his health care career in 1977, and has held top-level executive positions with the Wayne State University School of Medicine, Detroit Receiving Hospital and University Health Center, and Horizon Health System prior to joining McLaren Health Care Corporation in 1989. McLaren Health Care Corporation is one of Michigan’s largest health care delivery systems generating annual revenues in excess of $2 billion and employing more than 13,000 people. Mr. Incarnati earned a bachelor’s degree and a master’s degree in management and finance from Eastern Michigan University. He was appointed to the Eastern Michigan University (EMU) Board of Regents in 1992 by Michigan Governor John Engler. He has served as Chairman of the EMU Board of Regents since January of 1995. Mr. Incarnati also holds seats on several other Boards of Directors, including PHNS, Inc., located in Dallas, Texas; and Medical Staffing Network, Inc., a NYSE company (ticker symbol, MRN) located in Boca Raton, Florida.
Information on Committees of the Board of Directors and Meetings
      The Board of Directors held six meetings during 2004. There are currently three standing committees of the Board of Directors. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings held by all committees of the Board of Directors on which they served. The Company encourages members of the Board of Directors to attend the annual meeting of stockholders. All of the Company’s directors attended the 2004 Annual Meeting.
      The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of the members of the Audit Committee, Compensation Committee and Corporate Governance Committee meets the New York Stock Exchange listing standards for independence.
      The Audit Committee met eight times during 2004. During 2004, the Audit Committee’s responsibilities included the selection of the Company’s independent auditors; maintaining direct lines of communication between the Board of Directors, the independent auditors and the Company’s financial management; monitoring the adequacy and effectiveness of the external audit function and the financial management of the Company; and assessing and monitoring the control environment and reporting to stockholders. The responsibilities of the Audit Committee are more fully described in its charter. Each of the members of the Audit Committee, whose members are Mr. Flinn, who serves as Chair of the Audit Committee, Dr. Carter, Mr. Deavenport and Mr. Saunders, is financially literate, as required of Audit Committee members by the New York Stock Exchange. The Board of Directors has determined that Mr. Flinn is an “Audit Committee Financial Expert.”
      The Compensation Committee met five times during 2004. During 2004, the Compensation Committee’s responsibilities included, but were not limited to, making recommendations concerning remuneration of the Company’s Executive Officers, administering and determining the conditions and amounts of awards granted under the Company’s stock-based compensation plans. The responsibilities of the Compensation Committee are more fully described in its charter. The Compensation Committee is composed of Mr. Deavenport, who serves as Chair of the Compensation Committee, Dr. Brawley, Mr. Flinn and Mr. Incarnati.
      The Corporate Governance Committee met two times during 2004. During 2004, the Corporate Governance Committee’s responsibilities included, but were not limited to, overseeing the evaluation of the Board and Management of the Company, recommending to the Board which Directors should be selected to serve on the Company’s Audit, Compensation and Corporate Governance Committees as well as which individual Directors should serve as Chair of each such Committee, and recommending to the Board the Director nominees for the next annual stockholders’ meeting. The responsibilities of the Corporate Governance Committee are more fully described in its charter. The Corporate Governance Committee is composed of Mr. Incarnati, who serves as Chair of the Corporate Governance Committee, Dr. Brawley and Dr. Carter. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought, based on input from members of the Committee, the Board of Directors and, if the Corporate Governance Committee deems appropriate, a third-party search firm. Nominees for Director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Director duties, among other criteria.
      The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. In order to be considered by the Corporate Governance Committee, any such nominations should be submitted to the Corporate Governance Committee c/o the Secretary of the Company at least 120 days before the first anniversary date of the Annual Meeting for the prior year, and accompanied by the information described under “Stockholder Proposals” below.
Director Independence
      Under the current corporate governance listing standards of the New York Stock Exchange (“NYSE”), a majority of the members of the Company’s Board of Directors must be “independent” within the meaning of the rules of the New York Stock Exchange. The Board of Directors has determined that Dr. Brawley, Dr. Carter, Mr. Deavenport, Mr. Flinn, Mr. Incarnati and Mr. Saunders are independent within the meaning of the NYSE listing standards. Each member of the Board’s Audit, Compensation and Corporate Governance Committees is independent as required by their respective committee charters. In addition to having to satisfy stated minimum requirements, no Director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the Director has no material relationship with the Company. In assessing the materiality of a relationship, the Board has not adopted categorical standards beyond the NYSE minimum criteria, but rather broadly considers all relevant facts and circumstances including responses provided by Directors to questions regarding employment history, affiliations, family and other relationships.
Executive Sessions of Non-Management Directors
      Non-management Directors meet without Management present at each regularly scheduled Board Meeting. The non-management Directors present at the meetings select a Director to preside over the meeting on a meeting-by-meeting basis.
Communicating with the Directors
      Stockholders and other interested parties may contact Directors of the Company by writing to them at the Company’s headquarters: Attn: (Director(s) Name) — C/O Corporate Secretary, Theragenics Corporation®, 5203 Bristol Industrial Way, Buford, Georgia 30518, or by contacting them through the Company’s website at www.theragenics.com. Communications should clearly indicate whether they are intended for the full Board of Directors, non-management Directors, or a specific Director. The Corporate Secretary will ensure that any such correspondence reaches the intended Director(s). This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner.
Corporate Governance Materials
      The Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Company’s Compensation Committee, Corporate Governance Committee and Audit Committee are available at the Company’s website at www.theragenics.com. These materials are also available without charge upon request directed to Investor Relations, Theragenics Corporation®, 5203 Bristol Industrial Way, Buford, Georgia 30518. The Company’s Audit Committee Charter was also included in the proxy statement for the 2004 annual meeting.
EXECUTIVE OFFICERS
      The Executive Officers of the Company as of the date of this proxy statement and their age, position with the Company and business experience for the past five years are set forth in the table below.

Executive Officer	Office and Other Information

M. Christine Jacobs Age: 54	President, Chief Executive Officer and Chairman of the Board. See information above under Class III Directors.

James A. MacLennan Age: 45	Mr. MacLennan joined the Company in July 2002 and has served as its Chief Financial Officer and Treasurer since August 2002. Mr. MacLennan earned both bachelors and post-graduate degrees from the University of Witwatersrand (South Africa) in business, accounting, commercial law and taxation. Before joining Theragenicstm, Mr. MacLennan served as Executive Vice President and CFO of Lanier Worldwide, Inc. He joined Lanier as Vice-President of Finance and Administration in 1997 and assumed duties of CFO in 1998. Mr. MacLennan also held financial positions for nine years with Exxon Corporation in Great Britain, Australia, and the United States.

Executive Officer	Office and Other Information

Bruce W. Smith Age: 52	Mr. Smith has been the Executive Vice-President for Strategy, Development & Acquisitions since August 2002 and has served as an Executive Vice-President of the Company since 1998. Mr. Smith joined the Company in 1987 and served as the Company’s Chief Financial Officer, Secretary and Treasurer from 1989 to August 2002. Mr. Smith serves as a director of the Georgia Biomedical Partnership, a 501 (c)(3) organization.

R. Michael O’Bannon, Ph.D. Age: 55	Dr. O’Bannon has been the Executive Vice-President of Organizational Development since June 1998. Prior to joining Theragenicstm, Dr. O’Bannon worked in private practice as a Corporate Psychologist. Dr. O’Bannon earned a B.A., English Literature and a Ph.D., Clinical Psychology from the University of Alabama.

Tracy C. Caswell, Esq. Age: 36	Ms. Caswell has served as General Counsel since September 2000 and Corporate Secretary since May 2002 (prior to that time Ms. Caswell served as an Assistant Corporate Secretary to the Company). Prior to joining Theragenicstm, Ms. Caswell served as an attorney with Powell Goldstein Frazer & Murphy LLP. Ms. Caswell earned a B.A., Psychology from the University of Tennessee and a J.D., Cum Laude from the California Western School of Law. Ms. Caswell is a member of the Georgia Bar and the American Corporate Counsel Association.
EXECUTIVE COMPENSATION AND RELATED MATTERS
      The following table summarizes the compensation paid by the Company for services rendered during the years indicated to each of the Company’s Executive Officers serving as of December 31, 2004.
Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation			Awards

				Other	Restricted		Securities
				Annual	Stock		Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Compensation	Awards(2)		Options	Compensation(3)

M. Christine Jacobs(4)	2004	$410,000	$24,600	$92,197	$113,535	(5)		$4,567
President & Chief	2003	$390,000	$257,400	$91,660				$8,090
Executive Officer	2002	$375,000	$150,000	$89,834			180,000	$3,759
James A. MacLennan(6)	2004	$254,038	$68,224	$14,275	$51,255	(7)		$9,900
Chief Financial	2003	$250,000	$9,500	$37,583				$7,203
Officer & Treasurer	2002	$100,961	$25,000	$6,591			60,000	$100
Bruce W. Smith(8)	2004	$227,019	$16,100	$10,280	$31,140	(9)		$3,472
Executive Vice-President	2003	$220,385	$18,360	$12,100				$8,983
for Strategy, Development	2002	$210,385	$7,000	$10,076			20,000	$9,658
and Acquisitions
R. Michael O’Bannon, Ph.D(10)	2004	$177,019	$23,184	$—	$25,305	(11)		$—
Executive Vice-President of Organizational Development
Tracy C. Caswell, Esq.(12)	2004	$168,596	$49,000	$1,480	$25,950	(13)		$2,023
General Counsel and
Corporate Secretary

(1)	Includes amounts deferred under the 401 (k) feature of the Company’s Employee Savings Plan.

(2)	In 2004, each of the named Executive Officers received restricted stock rights which vest in full on December 31, 2005 subject to continued employment (the “bridge rights”) and performance restricted stock rights (the “performance rights”) as long-term incentives. The performance rights have a time-based and a performance-based vesting component. The bridge rights and time-based component of the performance rights are included in the values under the “Restricted Stock Awards” column above. The performance-based component of the performance rights is further addressed below under “Long-Term Incentive Plans — Awards in Last Fiscal Year” and is not included in the “Restricted Stock Awards” column above. In the Restricted Stock Awards column above, the value of the bridge right is based on a closing price of Theragenicstm common stock of $3.90 on August 10, 2004 and the value of the time-based component of the performance rights is based on a closing price of Theragenicstm common stock of $4.30 on June 21, 2004.

The Board of Directors set a target number of shares (“Target”) for each performance right. The number of shares of common stock actually issued to each Executive Officer with respect to each performance right will be determined based on Theragenics’tm stock price appreciation plus dividends paid (total stockholder return) relative to the industry peer group (as determined by the Board of Directors) over a three-year performance cycle beginning January 1, 2004 and ending December 31, 2006. However, the actual number of shares earned, subject to continued employment, cannot be less than the 30% minimum constituting the time-based component nor greater than 200% of the Target amount at maximum achievement. The time-based component vests in full on December 31, 2006.

The table below in this Footnote 2 sets forth the aggregate number and value of restricted stock rights held by each Executive Officer as of December 31, 2004 (based on a closing price of Theragenicstm common stock of $4.06 on such date), assuming achievement of the performance rights at Minimum, Target and Maximum levels, respectively. In each case, such amounts also include the bridge rights. None of the named Executive Officers had any additional restricted stock holdings as of December 31, 2004.

	Minimum		Target		Maximum

Named Executive Officer	(# of shares)	($)	(# of shares)	($)	(# of shares)	($)

M. Christine Jacobs	28,450	$115,507	43,500	$176,610	65,000	$263,900
James A. MacLennan	12,850	$52,171	19,500	$79,170	29,000	$117,740
Bruce W. Smith	7,800	$31,668	12,000	$48,720	18,000	$73,080
R. Michael O’Bannon, Ph.D.	6,350	$25,781	9,500	$38,570	14,000	$56,840
Tracy C. Caswell, Esq.	6,500	$26,390	10,000	$40,600	15,000	$60,900

(3)	All Other Compensation includes premiums on term life insurance policies and Company matching contributions under the Company’s 401(k) plan.

(4)	For Ms. Jacobs, 2004, 2003 and 2002 “Other Annual Compensation” includes $35,000 payable annually for use in producing retirement income, $40,000 made available annually for perquisites, and individual disability insurance, in accordance with her employment contract.

(5)	Consists of (a) bridge rights to receive 22,000 shares of common stock (valued at $85,800, based on the closing price of registrant’s common stock on August 10, 2004, the date of grant); and (b) 6,450 shares representing the time-based vesting component of the performance rights (valued at $27,735, based on the closing price of registrant’s common stock on June 21, 2004, the date of grant).

(6)	Mr. MacLennan joined the Company July 24, 2002. For Mr. MacLennan, 2004, 2003 and 2002 “Other Annual Compensation” includes a car allowance, and personal financial planning and advisor services pursuant to his employment contract and for 2003 also includes $22,000 made available for additional perquisites. Prior year information has been updated to reflect payments in 2004 for personal financial planning and advisor services related to 2003 and 2002.

(7)	Consists of (a) bridge rights to receive 10,000 shares of common stock (valued at $39,000, based on the closing price of registrant’s common stock on August 10, 2004, the date of grant); and (b) 2,850 shares representing the time-based vesting component of the performance rights (valued at $12,255, based on the closing price of registrant’s common stock on June 21, 2004, the date of grant).

(8)	For Mr. Smith, 2004, 2003 and 2002 “Other Annual Compensation” includes a car allowance and personal financial planning and advisor services pursuant to his employment agreement.

(9)	Consists of (a) bridge rights to receive 6,000 shares of common stock (valued at $23,400, based on the closing price of registrant’s common stock on August 10, 2004, the date of grant); and (b) 1,800 shares representing the time-based vesting component of the performance rights (valued at $7,740, based on the closing price of registrant’s common stock on June 21, 2004, the date of grant).

(10)	Dr. O’Bannon became an Executive Officer in 2004.

(11)	Consists of (a) bridge rights to receive 5,000 shares of common stock (valued at $19,500, based on the closing price of registrant’s common stock on August 10, 2004, the date of grant); and (b) 1,350 shares representing the time-based vesting component of the performance rights (valued at $5,805, based on the closing price of registrant’s common stock on June 21, 2004, the date of grant).

(12)	Ms. Caswell became an Executive Officer in 2004. For Ms. Caswell, 2004 “Other Annual Compensation” includes personal financial planning and advisor services pursuant to her employment contract.

(13)	Consists of (a) bridge rights to receive 5,000 shares of common stock (valued at $19,500, based on the closing price of registrant’s common stock on August 10, 2004, the date of grant); and (b) 1,500 shares representing the time-based vesting component of the performance rights (valued at $6,450, based on the closing price of registrant’s common stock on June 21, 2004, the date of grant).
      Options. The Company did not make any grants of stock options during fiscal year 2004 to Ms. Jacobs, Mr. MacLennan, Mr. Smith, Dr. O’Bannon or Ms. Caswell. No stock appreciation rights have ever been issued by the Company.

Long-Term Incentive Plans — Awards in Last Fiscal Year
      For 2004, Theragenicstm approved long-term incentive awards for the named Executive Officers. Under the long-term incentive awards, each of the named Executive Officers received performance rights (as defined in Footnote 2 above under “Summary Compensation Table”). The performance rights have a time-based and a performance-based vesting component.
      The Board of Directors set a target number of shares for each performance right. The target number of shares for each named Executive Officer are as follows: Jacobs: 21,500; MacLennan: 9,500; Smith: 6,000; O’Bannon: 4,500; and Caswell: 5,000. The number of shares of common stock actually issued to each Executive Officer will be determined based on Theragenics’tm stock price appreciation plus dividends paid (total stockholder return) relative to an industry peer group (as determined by the Board of Directors) over a three-year performance cycle beginning January 1, 2004 and ending December 31, 2006:

Company Total Stockholder Return	Number of Shares of Common Stock to be Issued for
Peer Percentile Ranking	Each Performance Right

≥85th	2.0
≥75th to< 85th	1.5	*
≥50th to< 75th	1.0	*
≤30th to< 50th	0.30	*

*	Plus a number of shares of common stock for each performance restricted stock right determined by interpolation for the total stockholder return peer percentile ranking that falls between 30th and 50th, 50th and 75th, or 75th and 85th.
      The companies in the peer group are identified in note 1 to the Stock Performance Graph on page 20. If the Executive Officer ceases to perform services as an employee of the Company or an affiliate before December 31, 2006 due to death, disability, retirement upon or after reaching age 65, or termination of employment by the Company or an affiliate without cause, the Executive Officer would be entitled to a prorated portion of the shares of common stock determined pursuant to the preceding schedule. If the Executive Officer’s employment is terminated for any other reason before December 31, 2006, the performance restricted stock rights will be forfeited. If a change in control occurs before December 31, 2006, one share of common stock will be issuable as of the date of a change of control for each performance restricted stock right if the Executive Officer is still employed by the Company or an affiliate on the date of the change in control.
      Under the performance rights, the named Executive Officer will earn a minimum of .30 of a share, subject to continued employment. The .30 of a share per performance right is treated as the time-based component of the performance rights in the Summary Compensation Table above and is not included in the table below, which describes the performance-based component of the performance rights awarded in 2004.

	Number of		Performances or
	Shares, Units or		Other Period
	Other Rights		Until Maturation
Name	#(1)		or Payout

M. Christine Jacobs	15,050	(2)	1/1/04-12/31/06
James A. MacLennan	6,650	(3)	1/1/04-12/31/06
Bruce W. Smith	4,200	(4)	1/1/04-12/31/06
R. Michael O’Bannon, Ph.D.	3,150	(5)	1/1/04-12/31/06
Tracy C. Caswell, Esq.	3,500	(6)	1/1/04-12/31/06

(1)	Shares issuable upon target-level achievement of the performance-based vesting component of the performance rights. Excludes time-based vesting component of performance rights.

(2)	The maximum number of shares that could be issued under the performance-based component is 36,550.

(3)	The maximum number of shares that could be issued under the performance-based component is 16,150.

(4)	The maximum number of shares that could be issued under the performance-based component is 10,200.

(5)	The maximum number of shares that could be issued under the performance-based component is 7,650.

(6)	The maximum number of shares that could be issued under the performance-based component is 8,500.
AGGREGATED OPTION EXERCISES IN 2004
AND 2004 YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Acquired on	Value	Options at end of 2004(#)		at end of 2004($)(2)
	Exercise	Realized
Name	(# of Shares)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

M. Christine Jacobs	None	N/A	600,000	—	$0	$0
James A. MacLennan	None	N/A	60,000	—	$0	$0
Bruce W. Smith	None	N/A	174,000	12,000	$21,960	$0
R. Michael O’Bannon, Ph.D.	None	N/A	33,000	12,000	$0	$0
Tracy C. Caswell, Esq.	None	N/A	9,000	6,000	$0	$0

(1)	The “value realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. The value realized is determined without considering any taxes that may have been owed.

(2)	Based on $4.06 per share, the December 31, 2004 closing price reported on the New York Stock Exchange.

      The following table provides information about shares available for issuance under the Company’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)

Number of Securities
	Number of Securities to be		Remaining Available for
	Issued Upon Exercise or	Weighted-Average	Future Issuance Under
	Vesting of Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants and	Outstanding Options,	(Excluding Securities
Plan Category	Rights(1)	Warrants and Rights(2)	Reflected in Column(a))(1)

Equity compensation plans approved by security holders	2,594,633	$9.67	388,202 (3)
Equity compensation plans not approved by security holders	None	N/A	N/A

Total	2,594,633	$9.67	388,202

(1)	Column (a) reflects shares issuable upon vesting of restricted stock rights at target performance. To the extent the performance rights vest at higher or lower than target levels, shares issued in respect of outstanding rights would be higher or lower than indicated in column (a) and shares available for future issuance would decrease or increase, respectively by the same amount from the number indicated in column (c).

(2)	No exercise price is payable with respect to the restricted stock rights, and accordingly the weighted-average exercise price is calculated based solely on outstanding options.

(3)	Reflects shares of Common Stock remaining available for future issuance under the Company’s 2000, 1997 and 1995 Stock Incentive Plans, and 110,773 shares of Common Stock remaining available for future issuance under the Company’s Employee Stock Purchase Plan.

Executive Employment Agreements
      The Company has employment agreements with each of the five named Executive Officers, the material terms of which are described below. However, the Company’s compensation practices have evolved from what is contained in the current employment agreements because of regulatory changes, in particular with respect to the process for the annual review of salary and determination of bonus. Beginning in 2004, salary, bonus and incentives awards are recommended by the Compensation Committee and approved by the Board of Directors, or, in the case of the CEO, the independent directors of the Board. The Company is in the process of revising the employment agreements to reflect the current compensation practices.
      Jacobs Employment Agreement. The Company has an employment agreement with Ms. Jacobs, dated April 13, 2000, which provides for her employment for a three-year term, which is automatically extended each April 13 (unless either party gives notice of non-renewal before then) so that the new term of the agreement expires three years from such date. The agreement provides for an annual base salary, which is currently $431,000, subject to review at least annually for possible increases, plus eligibility for an annual bonus. The agreement also provides for annual perquisites of up to $40,000, $35,000 annually for use in producing retirement income, an individual disability insurance policy providing the maximum insurable amount as the Compensation Committee determines can be purchased at reasonable cost, plus all other benefits as the Company provides to executive officers.
      If the Company terminates Ms. Jacobs’ employment without “Cause,” she resigns for “Good Reason,” or the agreement expires because of non-renewal by the Company, she is entitled to certain severance benefits in addition to “accrued obligations.” These severance benefits are a payment of two times the sum of her annual base pay plus bonus paid in the most recent fiscal year (or three times the sum of her annual base pay plus average bonus in the last three fiscal years if the termination is within one year of a Change in Control) full vesting of all stock options and any other stock grants, and continuation of other employee health and welfare benefits for two years from the date of termination. Under the agreement, “accrued obligations” include an amount equal to bonus paid for the prior fiscal year prorated for the portion of the current fiscal year prior to termination or expiration. “Cause” includes events such as the commission of a felony, fraud or dishonesty that results in material harm to the Company, grossly inappropriate conduct that would materially harm the Company, or a material breach of the employment agreement. “Good Reason” includes events such as an adverse material change in Ms. Jacobs’ role at the Company, a reduction of her compensation, relocation, the occurrence of a “Change in Control,” or a material breach of the employment agreement by the Company.
      The agreement provides that if any payments or benefits are “parachute payments” under federal law and are subject to federal excise tax (i.e., are associated with a change in control of the Company and exceed a certain level), the Company will pay an additional amount to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred. Ms. Jacobs’ agreement also contains provisions which are intended to restrict her from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination.
      If Ms. Jacobs’ employment is terminated due to her death or “disability” (as defined in the agreement) she will receive payment of all “accrued obligations,” full vesting of all stock options granted one year or more prior to the date of death or termination of employment, prorated vesting of all stock options granted within one year prior to such date, and, in the event of disability, disability and other welfare benefits for Ms. Jacobs’ and her family for two years on the same terms to her or her family as available to other executives of the Company.
      Other Executive Officer Employment Agreements. The Company has employment agreements with the remaining named Executive Officers which contain the following provisions. Under each employment agreement, the Executive Officer is entitled to a specific level of minimum annual base salary, subject to review at least annually for possible increases, participation in a bonus program, reimbursement for financial planning services, and life insurance up to the lesser of $200,000 additional coverage above group term coverage or $450,000 in the aggregate. Each employment agreement provides that the Executive Officer is entitled to a specified level of severance benefits if the Company terminates the Executive Officer’s employment without “Cause” or the Executive Officer resigns for “Good Reason.” Each employment agreement provides for a higher level of severance benefits if such termination of employment occurs, or if the Executive Officer resigns for any reason, in connection with a “Change in Control” (i.e., within 90 days before or one year after a Change in Control). Each agreement conditions the Executive Officer’s right to severance upon the Executive Officer’s execution of a release agreement in favor of the Company. Each agreement defines “Cause” to include events such as willful and continued failure to perform duties, willful misconduct or gross negligence, fraud or dishonesty against the Company, commission of a felony or any other crime involving dishonesty, or a material breach of the employment agreement. Each agreement defines “Good Reason” to include a material modification in duties, relocation, or the Company materially breaches the agreement. Each agreement also contains provisions which are intended to restrict each Executive Officer from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination.
      The material features of these employment agreements that vary among the named Executive Officers are described below.
      MacLennan Employment Agreement. The Company’s employment agreement with Mr. MacLennan provides for his employment for a three-year term commencing July 24, 2002, which is automatically extended for one additional year ninety days before the end of each anniversary of the agreement, beginning on July 24, 2004 (unless either party gives notice of non-renewal before the renewal date). Mr. MacLennan’s current annual base salary is $270,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one professional and one club membership. The severance benefits payable to Mr. MacLennan following a qualifying termination of employment are continued payment of his annual base salary for two years after termination of employment, except that if the termination of employment is in connection with a Change in Control, the Company shall be obligated to pay Mr. MacLennan whichever of the following results in Mr. MacLennan retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. MacLennan’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.
      Smith Employment Agreement. The Company’s employment agreement with Mr. Smith provides for his employment for a five-year term commencing January 1, 1999, which is automatically extended for one additional year ninety days before the end of each anniversary of the agreement, beginning on January 1, 2003 (unless either party gives notice of non-renewal before the renewal date). Mr. Smith’s current annual base salary is $237,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one professional and one club membership. The severance benefits payable to Mr. Smith following a qualifying termination of employment are continued payment of his annual base salary for two years after termination of employment, except that if the termination of employment is in connection with a Change in Control, the Company shall be obligated to pay Mr. Smith whichever of the following results in Mr. Smith retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Smith’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.
      O’Bannon Employment Agreement. The Company’s employment agreement with Dr. O’Bannon provides for his employment for a three-year term commencing January 1, 2000, which is automatically extended for one additional year ninety days before the end of each anniversary of the agreement, beginning on January 1, 2002 (unless either party gives notice of non-renewal before the renewal date). Dr. O’Bannon’s current annual base salary is $186,000. The severance benefits payable to Dr. O’Bannon following a qualifying termination of employment are continued payment of his annual base salary for one year after termination of employment, except that if the termination of employment is in connection with a Change in Control, the Company shall be obligated to pay Dr. O’Bannon whichever of the following results in Dr. O’Bannon retaining the larger after-tax amount: two times his annual base salary at the time of termination or, if less than two times Dr. O’Bannon’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.
      Caswell Employment Agreement. The Company’s employment agreement with Ms. Caswell provides for her employment for a three-year term commencing June 6, 2001, which is automatically extended for one additional year ninety days before the end of each anniversary of the agreement, beginning on June 6, 2003 (unless either party gives notice of non-renewal before the renewal date). Ms. Caswell’s current annual base salary is $180,000. The severance benefits payable to Ms. Caswell following a qualifying termination of employment are continued payment of her annual base salary for one year after termination of employment, except that if the termination of employment is in connection with a Change in Control, the Company shall be obligated to pay Ms. Caswell whichever of the following results in Ms. Caswell retaining the larger after-tax amount: two times her annual base salary at the time of termination or, if less than two times Ms. Caswell’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Director Compensation
      Directors who are not employees of the Company received $4,000 per quarter, $1,000 for attending each Board meeting and $750 for attending each Committee meeting during 2004. Also during 2004, the Audit Committee Chair received a retainer of $1,000 per quarter and the Compensation Committee Chair and the Corporate Governance Committee Chair each received a retainer of $500 per quarter. Prior to 2003, each Director who was not an officer of the Company was granted upon his or her election or reelection to a three-year term as a Director, an option to purchase 48,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of election or reelection. Each option vests at the rate of 16,000 shares annually at the end of each year of service in the Director’s three-year term. Beginning in 2003, stock option awards to non-officer Directors decreased from 48,000 to 15,000 stock options per three-year term (phased in as a Director was elected or re-elected to the Board) plus each non-officer Director received 1,000 shares of restricted stock per year with one year vesting.

      Beginning in 2005, each Director who is not an employee of the Company will receive $4,000 per quarter, $1,500 for attending each Board meeting and $1,000 for attending each Committee meeting. In addition, the Audit Committee Chair will receive a retainer of $2,000 per quarter, the Compensation Committee Chair and the Corporate Governance Committee Chair will each receive a retainer of $1,000 per quarter and each Committee member will receive a retainer of $500 per quarter for each Committee. Also beginning in 2005, each non-officer Director will receive an annual grant of restricted stock rights for the lesser of (i) 5,000 shares of Common Stock or (ii) that number of shares of Common Stock valued at $50,000 at the time of grant.
      Mr. John V. Herndon, a Director and former chief executive officer of the Company, has served as Advisor-to-the-President since the third quarter of 1993. For his continued service as Advisor-to-the-President, Mr. Herndon’s annual salary was $70,000 for 2004 and is $75,000 for 2005. In view of his compensation as Advisor-to-the President, Mr. Herndon does not receive the annual Director cash retainer or Director meeting fees.
Board Compensation Committee Report on Executive Compensation
      Under the Company’s Compensation Committee Charter (posted on the Company’s website), the Compensation Committee (“Committee”) is responsible for making executive compensation recommendations to the Board of Directors consistent with stockholders’ interests with respect to the compensation and benefits received by the Company’s Chief Executive Officer and other Executive Officers. These recommendations and decisions are made in keeping with the needs of the business, current market practices and conditions, and individual contribution levels. The determinations and awards recommended by the Committee in 2004 were approved without modification by the full Board of Directors (the independent directors with respect to the CEO).
      Compensation Policy. The Committee and the full Board of Directors believes that the Company’s total executive compensation programs should be related to short- and long-term corporate performance and improvement in stockholder value. In 2004, the Committee worked with an independent compensation consultant selected by the Committee to develop a total compensation strategy that ties a significant portion of Executive Officer compensation to achieving pre-established financial results and individual performance objectives. The overall objectives of these executive compensation programs are to:

•	Motivate Executive Officers to achieve long-term business strategies while achieving near-term financial targets;

•	Align executive performance with the Company’s goals for delivering stockholder value; and

•	Attract and retain talented Executive Officers.
      The Company’s compensation program for Executive Officers includes base pay and short- and long-term incentive compensation. The combination of these three elements is designed to support the stated compensation objectives and to provide compensation that is competitive with that offered by companies of similar size and complexity within the biotech sector. The Committee uses comparative information from this peer group for establishing compensation for Executive Officers. The peer group was selected and recommended by the Committee and approved by the Board based on the recommendation of the independent compensation consultant selected by the Committee.
      Base Salaries. Base salaries for Executive Officers are initially determined by evaluating the responsibilities of the position, the experience of the individual, and by reference to the competitive marketplace, including a comparison to base salaries for comparable positions within the peer group. Salary adjustments are determined by evaluating the performance of the Company and each Executive Officer, taking into account any new responsibilities, as well as salaries for comparable positions at the peer group companies. As a result of this process, Executive Officer base salaries were adjusted to the current base salaries set forth under “Executive Employment Agreements” above.
      Incentive Compensation. The Company’s Executive Officers are eligible to receive short-term incentives which are an opportunity to earn cash bonus payments based on annual achievement of financial performance objectives and individual performance goals, including strategic business goals. The objectives and threshold, target and maximum award levels are established in the first quarter for the fiscal year and become the basis for cash bonus payments depending on the level of achievement for the year. The Company’s financial performance objectives for 2004 were specified levels of revenue and earnings per share. For 2004 and 2005, target annual incentive opportunities for individual positions were established based on the responsibilities of the position, the ability of the position to impact financial and corporate goals, and a comparison of incentives provided to comparable positions.
      To align stockholder and Executive Officers’ interests and to create incentives for improving stockholder value, the long-term incentive component of the Company’s executive compensation program was changed in 2004. No options were granted to Executive Officers in 2003 or 2004. In 2004, the Committee implemented long-term incentive awards that award performance-based restricted stock rights (“performance rights”) to Executive Officers under existing stockholder-approved plans. The size of the performance rights awards (including awards to the Chief Executive Officer) reflect job responsibilities and are based in part on compensation data of the peer group provided by the compensation consultant. Vesting of performance rights is subject to the Company’s achievement of pre-established objectives tied to stockholder value. If these objectives are met, the number of shares earned at vesting may be up to 200% of the target number of shares represented by the performance right. However, if these goals are not achieved, 30% of the target amount will still vest at the end of the multi-year performance measurement period, subject to continued employment. This time-based vesting amount serves as a retention feature within this otherwise performance-focused grant. In 2004, performance rights were granted to each of the Executive Officers for the January 1, 2004 through December 31, 2006 performance cycle. As part of the transition to the long-term incentive awards based on three-year performance cycles, in 2004 the Executive Officers were granted restricted stock rights vesting on December 31, 2005 subject to continued employment.
      CEO Compensation. The Committee has a policy that a significant portion of the Chief Executive Officer’s compensation package should be related to the performance of the Company and the Chief Executive Officer’s contribution to that performance. In determining the amount and type of compensation, the Committee’s goal is to provide a package that reflects the Chief Executive Officer’s particularized value to the Company, while placing a substantial portion of the Chief Executive Officer’s compensation “at risk” by basing it on both short-term and long-term measures of the Company’s performance.
      The Chief Executive Officer’s bonus compensation for 2004 was based on quantitative and qualitative performance goals established in advance for her 2004 short-term incentive award by the Compensation Committee and approved by the independent members of the Board, in consultation with the Chief Executive Officer and Chief Financial Officer. The Chief Executive Officer was eligible to receive a bonus of up to 40% of base salary, based on achievement of the established qualitative performance goals reflecting progress towards the achievement of certain strategic goals. The qualitative performance goals related to direct sales, research and development goals, alternative uses for the Company’s plasma separation process (PSP) technology, alternative uses for the Company’s cyclotrons and other diversification opportunities. The Chief Executive Officer earned a cash bonus of $24,600 (6% of base salary) based on the level of achievement of the qualitative goals portion of her short-term incentive for 2004.
      The Chief Executive Officer was also eligible to receive a cash bonus of up to 60% of base compensation based on targeted levels of revenue and earnings per share in 2004 as part of her 2004 short-term incentive. These targets were not achieved in 2004 and accordingly the Chief Executive Officer did not earn a revenue-based or earnings per share-based payment for 2004.
      The Compensation Committee recommended and the independent members of the Board of Directors approved base salary of $431,000 for the Chief Executive Officer in 2005, excluding perquisites and other benefits provided for under her employment agreement. Pursuant to the Chief Executive Officer’s existing employment agreement, she is entitled to $35,000 payable annually for use in producing retirement income, perquisites with a value of $40,000, and certain other benefits described under “Executive Employment Agreements” above.

Tax Deductibility
      Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Committee does not believe any portion of compensation paid to Executive Officers for 2004 is non-deductible. While the performance rights and short-term incentives discussed above are focused on performance, the restricted stock rights are not considered “performance-based” as defined under the Section 162(m) rules. As a result, it is possible that an Executive Officer could earn compensation in excess of the $1 million limit on deductible compensation in the future depending on the level of achievement under the short-term incentive program, the amount of performance rights which vest, and value of the Company’s stock when the performance rights and bridge rights vest. From time to time, the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its compensation and incentive philosophy and is in the best interests of the Company and its stockholders.
      Submitted by the Members of the Compensation Committee:
Earnest W. Deavenport, Jr. — Chairman
Otis W. Brawley, M.D.
Patrick L. Flinn
Philip A. Incarnati
Compensation Committee Interlocks and Insider Participation
      There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2004.
Audit Committee Report
      The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, financial reports, and internal controls and audit functions. The Audit Committee’s responsibilities are more fully described in its charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
      Management is responsible for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, disclosure controls and procedures, internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as performing an independent audit and expressing an opinion on (i) Management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
      The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to Management and Grant Thornton on the basis of the information it receives, discussions with Management and Grant Thornton, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee’s functions are not intended to duplicate or certify the activities of Management or Grant Thornton. The Audit Committee meets at least quarterly with Management and Grant Thornton to review the Company’s interim financial statements and discuss various topics and events, including, but not limited to, items related to the Company’s internal control over financial reporting, critical accounting policies and the adequacy of disclosure in the Company’s financial statements. In accordance with law, the Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting and auditing matters.

      During the year 2004, Management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to Management during the process. The Committee received and reviewed the report of Management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as the reports of Grant Thornton, also included in the Company’s Annual Report on Form 10-K. These reports related to Grant Thornton’s audit of (i) the consolidated financial statements, (ii) Management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and Management’s preparations for the evaluation in fiscal 2005.
      The Audit Committee reports as follows with respect to the audit of the Company’s 2004 audited financial statements:

•	The Committee has reviewed and discussed the Company’s 2004 audited financial statements with its Management, including the reasonableness of significant estimates and judgments and the clarity of disclosure in the Company’s financial statements, including the disclosures related to the Company’s critical accounting policies;

•	The Committee has discussed with Grant Thornton, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements;

•	The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the independence of Grant Thornton from the Company and its related entities) and has discussed with the auditors their independence from the Company; and

•	Based on review and discussions of the Company’s 2004 audited financial statements with Management and discussions with Grant Thornton, the Audit Committee has recommended to the Board of Directors that the Company’s 2004 audited financial statements be included in its Annual Report on Form 10-K.
      The Committee, comprising non-management directors, meets at regularly scheduled executive sessions. The Committee Chair, Mr. Flinn, presides at the executive sessions of the Audit Committee.
March 31, 2005
Audit Committee
Patrick L. Flinn — Chairman
Orwin L Carter, Ph.D.
Earnest W. Deavenport, Jr.
Peter A.A. Saunders
      Each of the above members meets the requirements for independence as defined by the applicable standards of the SEC and NYSE.

STOCK PERFORMANCE GRAPH
      The following graph compares the performance of the Company’s Common Stock to the performance of (1) the New York Stock Exchange Composite Index and (2) a self-constructed peer group of issuers selected by the Company. The graph assumes that $100 was invested on December 31, 1999, in the Company’s Common Stock and each of the indices and that all dividends were reinvested.
Comparison of Five-Year — Cumulative Returns

	1999	2000	2001	2002	2003	2004

Theragenics Corporation®	100.0	55.2	108.8	44.5	60.4	44.8

NYSE Composite Index	100.0	101.0	90.7	72.7	94.0	105.4

New Self-Constructed Peer Group(1)	100.0	206.9	146.4	57.0	92.9	119.0

Old Self-Constructed Peer Group(2)	100.0	107.2	110.9	121.8	162.2	204.2

(1)	Based on information for the new self-constructed peer group consisting of:

ArQule Inc.; Cell Genesys Inc.; Corixa Corp.; Digene Corp.; Hybridon Inc.; Medarex Inc.; Mentor Corp.; Myriad Genetics Inc.; Neogen Corp.; North American Scientific Inc.; Novoste Corp.; Nuvelo Inc.; Oscient Pharmaceuticals Corp.; OSI Pharmaceuticals Inc.; Protein Design Labs Inc.; Quidel Corp.; Synovis Life Technologies Inc.; Third Wave Technologies Inc.; Transkaryotic Therapies Inc.; XOMA Ltd.; ZymoGenetics Inc.

(2)	Based on information for the old self-constructed peer group consisting of:

Draxis Health Inc.; Implant Sciences Corp.; Isonics Corp.; Mentor Corp.; North American Scientific Inc.; Novoste Corp.; Synovis Life Technologies Inc.

The Company made a change to the self-constructed peer group to reflect the peer group used to measure the achievement under long-term incentives for the Executive Officers.

PROPOSAL NUMBER TWO
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
      Stockholders will be asked to vote for a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005. Grant Thornton LLP has acted as our independent accountants since 1989 and the Company expects to appoint Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2005. The Audit Committee is responsible for the selection of the Company’s accounting firm. As a matter of good corporate governance, the Company is submitting the selection of Grant Thornton LLP to stockholders for ratification. Proposal Two requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect on Proposal Two. One or more representatives of Grant Thornton LLP is expected to attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Accounting Fees And Services
      Following are aggregate fees billed to the Company by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2004 and 2003.
      Audit Fees. In connection with services rendered for the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements, the Company has estimated that its total audit fees for fiscal years 2004 and 2003 were approximately $298,000 and $113,600, respectively. This figure is based on an estimate provided by our accountants, Grant Thornton LLP, and includes fees for services that were billed to the Company in fiscal year 2005 in connection with the 2004 fiscal year audit. In 2004, audit fees include fees for professional services rendered for the audits of (i) Management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
      Audit-Related Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company consisted of fees associated with the audit of the financial statements of certain employee benefit plans and due diligence related to potential acquisitions in the amounts of approximately $17,000 and $32,800 for the fiscal years ending 2004 and 2003, respectively.
      Tax Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company relating to tax compliance, tax planning and tax advice, taken as a whole, were approximately $29,950 and $84,500 for the fiscal years ending 2004 and 2003, respectively.
      All Other Fees. The Company did not retain Grant Thornton LLP to perform services other than as stated under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above for the fiscal years 2004 or 2003.
      The Audit Committee pre-approves all services performed by its principal accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services. The Audit Committee Chairman has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Chairman are communicated to the full Audit Committee for ratification at its next regular meeting. In making its pre-approval determination, the Audit Committee is required to consider whether providing the non-audit services are compatible with maintaining the accounting firm’s independence.
      THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT ACCOUNTING FIRM FOR 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter.
      Based solely on a review of the reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that its Executive Officers, Directors and ten percent stockholders complied with the Section 16(a) requirements during fiscal 2004, except that Ms. Jacobs, Mr. MacLennan, Mr. Smith, Dr. O’Bannon and Ms. Caswell each filed one late Form 4 on August 20, 2004 with respect to restricted stock rights granted on June 21, 2004.
RELATED PARTY TRANSACTIONS
      Ms. Jacobs, President, Chairman and CEO of Theragenics Corporation®, was previously a director of the American Cardiovascular Research Institute (ACRI). ACRI performed animal studies related to the Company’s research initiatives. Theragenicstm paid ACRI approximately $51,000, $60,000 and $117,000 during 2004, 2003, and 2002, respectively, for these animal studies.
      Until May 2004, Ms. Jacobs was also a director of Landauer, Inc., a vendor that provides radiation measurement services to Theragenicstm. Theragenicstm paid this vendor approximately $32,000, $37,000 and $29,000 during 2004, 2003, and 2002, respectively, for these services.
      Ms. Jacobs is also related to the principal of an outside consultant, Medical Equities, that provides real estate advisory services. Theragenicstm paid this consultant approximately $5,000 in 2003 for these services.
STOCKHOLDER PROPOSALS
      Stockholders of Theragenicstm may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company’s 2006 proxy material, a stockholder’s proposal must be received not later than December 1, 2005 at Theragenics Corporation® offices, 5203 Bristol Industrial Way, Buford, Georgia 30518, ATTN: Corporate Secretary.
      In addition, Theragenics’tm By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to the principal executive offices of the Company, which written notice is received not less than 60 days nor more than 90 days prior to the date of the meeting. The notice must state the stockholder’s name, address, number and class of shares of Theragenicstm stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.
      The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be received not less than 60 days nor more than 90 days before the date of the meeting of stockholders. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of stock of the Company beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenicstm if elected.

MISCELLANEOUS
      The Company’s website address is “http://www.theragenics.com.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through its website by clicking on the “Investor Relations” page and selecting “SEC Filings.” These reports will be available as soon as reasonably practicable after such material has been electronically filed with, or furnished to, the SEC. These reports are also available through the SEC’s website at “http://www.sec.gov.” The information on these websites and the information contained therein or connected thereto are not intended to be incorporated by reference into this proxy statement.
      The Company will furnish without charge a copy of its annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2004, including financial statements and schedules, to any record or beneficial owner of its common stock as of March 11, 2005, who requests a copy of such report. Any request for the 10-K report should be in writing addressed to: Investor Relations, Theragenics Corporation®, 5203 Bristol Industrial Way, Buford, Georgia 30518. If the person requesting the report was not a stockholder of record on March 11, 2005, the request must include a representation that such person was a beneficial owner of common stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of the Company’s expenses in furnishing such exhibits.
OTHER MATTERS
      Management is not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.
Buford, Georgia
March 31, 2005

PROXY/ VOTING INSTRUCTIONS CARD
THERAGENICS CORPORATION®
This Proxy Is Solicited On Behalf Of The Board Of Directors.
Annual Meeting of Stockholders – May 10, 2005
    The undersigned hereby appoints Mr. James A. MacLennan or Ms. Tracy C. Caswell, or either one of them (the “Proxies”), as the undersigned’s Proxy or Proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Theragenics Corporation® (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 10, 2005, or any adjournment thereof.
    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
    A ticket must be presented in order to gain admission to the Annual Meeting of Stockholders. If you plan to attend the meeting, please complete and return the enclosed Admission Ticket Request Form in order to receive your Admission Ticket. You will not be mailed an Admission Ticket. Your ticket will be available at the registration table on May 10, 2005.
Theragenics Corporation®
5203 Bristol Industrial Way
Buford, Georgia 30518
    FOLD AND DETACH HERE – IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
    Please mark your votes as indicated in this example ☒

1.	ELECTION OF DIRECTORS

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for
the nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
Nominees: Patrick L. Flinn, John V. Herndon, and Peter A. A. Saunders

2.	PROPOSAL TO: Ratify the appointment of Grant Thornton LLP as independent auditor.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the Proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PATRICK L. FLINN, JOHN V. HERNDON, AND PETER A. A. SAUNDERS AND TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR.

Dated:	,2005

Signature(s)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.